As filed with the Securities and Exchange Commission on November 5, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SPIRIT OF TEXAS BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	90-0499552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1836 Spirit of Texas Way Conroe, TX	77301
(Address of Principal Executive Offices)	(Zip Code)

Spirit of Texas Bancshares, Inc. 2008 Stock Plan, as amended

Spirit of Texas Bancshares, Inc. 2017 Stock Incentive Plan

(Full title of the plans)

Dean O. Bass

Chairman and Chief Executive Officer

Spirit of Texas Bancshares, Inc.

1836 Spirit of Texas Way

Conroe, Texas 77301

(Name and address of agent for service)

(936) 521-1836

(Telephone number, including area code, of agent for service)

Copies to:

Peter G. Weinstock

Beth A. Whitaker

Hunton Andrews Kurth LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

(214) 979-3000(214)

880-0011 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer, “ “accelerated filer, “ “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	1,203,672(2)	$12.89(3)	$15,515,332(3)	$1,880.46
Common Stock, no par value	211,267(4)	$17.25(5)	$3,644,356(5)	$441.70
Common Stock, no par value	788,733(6)	$19.93(7)	$15,719,449(7)	$1,905.20

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of common stock, no par value (the “Common Stock”) Spirit of Texas Bancshares, Inc. (the “Registrant” or the “Company”), that become issuable under the Spirit of Texas Bancshares, Inc. 2008 Stock Plan, as amended (the “2008 Plan”) and the Spirit of Texas Bancshares, Inc. 2017 Stock Incentive Plan (the “2017 Plan”) as may be necessary to adjust the number of shares being offered or issued pursuant to the 2008 Plan and the 2017 Plan as a result of stock splits, stock dividends or similar transactions.

(2)	Represents the number of shares of Common Stock reserved for issuance upon exercise of stock options that have been granted under the 2008 Plan as of this Registration Statement.
(3)

Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using a weighted average exercise price of $12.89 per share.

(4)	Represents the number of shares of Common Stock reserved for issuance upon exercise of stock options that have been granted under the 2017 Plan as of this Registration Statement.
(5)

Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using a weighted average exercise price of $17.25 per share.

(6)	Represents the number of additional shares of Common Stock reserved for future issuance pursuant to the 2017 Plan as of this Registration Statement.
(7)

Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sales prices of the Common Stock as reported on NASDAQ on November 1, 2018.

PART I

The Registrant will send or give to all participants in the 2008 Plan and 2017 Plan document(s) containing the information required in Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(b)(2), the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except for the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission, which shall be deemed a part hereof:

(1) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on May 4, 2018 relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-224172);

(2) The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on June 1, 2018, as amended on June 25, 2018, and for the quarter ended June 30, 2018, filed with the Commission on August 10, 2018;

(3) The Registrant’s Current Reports on Form 8-K filed on July 19, 2018, July 24, 2018, as amended on July 25, 2018, July 30, 2018 and October 23, 2018; and

(4) The description of the Common Stock under the caption “Description of Capital Stock” contained in the prospectus forming part of the Registrant’s Registration Statement on Form S-1 (File No. 333-224172), which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A (File No. 001-38484), filed pursuant to Section 12 of the Exchange Act, on May 2, 2018, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s second amended and restated certificate of formation, as amended, provides that the Company’s directors and officers will be indemnified by us to the fullest extent permitted by the Texas Business Organizations Code against all expenses incurred in connection with their service for or on behalf of the Company.

In addition, the Company’s second amended and restated certificate of formation, as amended, provides that the personal liability of the Company’s directors and officers for monetary damages will be eliminated to the fullest extent permitted by the Texas Business Organizations Code.

The Company has entered into indemnification agreements with the members of the Company’s board of directors and officers, each an “indemnitee.” Each indemnification agreement requires the Company to indemnify each indemnitee as described above. The Company also, among other things, has agreed to advance costs and expenses subject to the condition that an indemnitee will reimburse the indemnitor for all amounts paid if a final judicial determination is made that the indemnitee is not entitled to be so indemnified under applicable law.

The Company also maintain directors’ and officers’ liability insurance.

The indemnification provisions in the Company’s second amended and restated certificate of incorporation and amended and restated bylaws and the indemnification agreements may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement entered into by the Company in connection with the sale of common stock obligates the underwritings to indemnify the Company’s directors, officers and controlling persons under limited circumstances against certain liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description

4.1*	Second Amended and Restated Certificate of Formation of Spirit of Texas Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 filed on April 6, 2018, File No. 333-224172).

4.2*	Amended and Restated Bylaws of Spirit of Texas Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1 filed on April 6, 2018, File No. 333-224172).

4.3*	Certificate of Amendment to the Second Amended and Restated Certificate of Formation of Spirit of Texas Bancshares, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Form S-1 filed on April 6, 2018, File No. 333-224172).

4.4*	Spirit of Texas Bancshares, Inc. 2008 Stock Plan (dated May 17, 2012) (filed as Exhibit 10.5 to the Registrant’s Form S-1 filed on April 6, 2018, File No. 333-224172).

4.5*	Amendment to the Spirit of Texas Bancshares, Inc. 2008 Stock Plan (dated May 17, 2012) (filed as Exhibit 10.6 to the Registrant’s Form S-1 filed on April 6, 2018, File No. 333-224172).

4.6*	Amendment to the Spirit of Texas Bancshares, Inc. 2008 Stock Plan (dated May 23, 2013) (filed as Exhibit 10.7 to the Registrant’s Form S-1 filed on April 6, 2018, File No. 333-224172).

4.7*	Amendment to the Spirit of Texas Bancshares, Inc. 2008 Stock Plan (dated May 21, 2015) (filed as Exhibit 10.8 to the Registrant’s Form S-1 filed on April 6, 2018, File No. 333-224172).

4.8*	Second Amendment to the Spirit of Texas Bancshares, Inc. 2008 Stock Plan (dated January 19, 2017) (filed as Exhibit 10.9 to the Registrant’s Form S-1 filed on April 6, 2018, File No. 333-224172).

4.9*	Spirit of Texas Bancshares, Inc. 2017 Stock Incentive Plan (filed as Exhibit 10.11 to the Registrant’s Form S-1 filed on April 6, 2018, File No. 333-224172).

5.1	Opinion of Hunton Andrews Kurth LLP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Hunton Andrews Kurth LLP (included as part of Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Incorporated herein by reference as indicated.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conroe, Texas on November 5, 2018.

SPIRIT OF TEXAS BANCSHARES, INC.

By:	/s/ Dean O. Bass
Dean O. Bass
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry D. Golemon and Steven M. Morris, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement on Form S-8 and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 5, 2018.

Signature	Title

/s/ Dean O. Bass Dean O. Bass	Chairman and Chief Executive Officer (principal executive officer)

/s/ David M. McGuire David M. McGuire	President and Director

/s/ Jeffrey A. Powell Jeffrey A. Powell	Executive Vice President and Chief Financial Officer (principal financial and principal accounting officer)

/s/ Robert S. Beall Robert S. Beall	Director

/s/ Thomas Jones, Jr. Thomas Jones, Jr.	Director

/s/ Steven M. Morris Steven M. Morris	Director

/s/ Leo T. Metcalf, III Leo T. Metcalf, III	Director

/s/ Akash J. Patel Akash J. Patel	Director

/s/ H. D. Patel H. D. Patel	Director